Filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-59355

Prospectus Supplement No. 4
(To Prospectus Dated August 10, 1998)

                                $1,012,198,000
                              XEROX CORPORATION
                 CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

The information contained under the heading "Selling Security Holders" in the Prospectus dated August 10, 1998 relating to $1,012,198,000 aggregate principal amount at maturity of Convertible Subordinated Debentures due 2018 (the "Debentures") of Xerox Corporation (the "Company"), and such indeterminate number of shares of Common Stock, par value $1.00 per share, of the Company as may be issuable upon the conversion of the Debentures, that may be offered and sold from time to time by the several holders thereof (the "Selling Holders") is hereby amended and supplemented as follows:

                                                        PRINCIPAL AMOUNT AT
                             PRINCIPAL AMOUNT AT      MATURITY OF DEBENTURES
                            MATURITY OF DEBENTURES    PREVIOUSLY SPECIFIED IN
                            BENEFICIALLY OWNED AND      THE PROSPECTUS DATED
SELLING HOLDER            THAT MAY BE OFFERED HEREBY       AUGUST 10, 1998
--------------            --------------------------  ------------------------
                                            (In U.S. Dollars)

LB Series Fund, Inc.,
   Income Portfolio  . . .         1,000,000                 1,250,000
Lutheran Brotherhood
   Income Fund . . . . . .           750,000                 1,000,000
Merrill Lynch, Pierce,
   Fenner & Smith
   Incorporated (1)  . . .        21,608,000                16,748,000
Nomura International
   PLC London  . . . . . .        40,000,000                       N/A
Teachers Insurance and
   Annuity Association
   of America  . . . . . .        22,000,000                       N/A

---------------------------
(1) Merrill Lynch, Pierce, Fenner & Smith Incorporated was one of the initial purchasers of the Debentures. Merrill Lynch, Pierce, Fenner & Smith Incorporated has provided from time to time, and may continue to provide in the future, investment banking and investment advisory services to the Company, for which it has received and may receive customary fees and commissions.


The date of this Prospectus Supplement is September 10, 1998.